Exhibit 10.1

Change of Control AGREEMENT

THIS CHANGE OF CONTROL AGREEMENT (this “Agreement”), is made on this 23rd day of May, 2016, by and between Malvern Federal Savings Bank (the “Company”) and Joseph Gangemi (the “Employee”).

WHEREAS, the Employee serves as an employee of the Company; and

WHEREAS, the Company and the Employee desire to enter into this Agreement to establish certain protections for the Employee in the event of Employee’s termination of employment under the circumstances described herein; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained herein, and intending to be bound hereby, the parties agree as follows:

SECTION 1          Definitions. As used herein:

1.1.       “Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, provided that, in any event, any business in which the Company has any direct ownership interest shall be treated as an Affiliate of the Company.

1.2.       “Base Salary” means, as of any given date, the annual base rate of salary payable to the Employee by the Company, as then in effect; provided, however, that in the case of a resignation by the Employee for the Good Reason described in Section 1.9.3, “Base Salary” will mean the annual base rate of salary payable to the Employee by the Company, as in effect immediately prior to the reduction giving rise to the Good Reason.

1.3.       “Board” means the Board of Directors of the Company.

1.4.       “Cause” means (i) indictment, commission of, or the entry of a plea of guilty or no contest to, (A) a felony or (B) any crime (other than a felony) that causes the Company or its Affiliates public disgrace or disrepute, or adversely affects the Company’s or its Affiliates’ operations or financial performance or the relationship the Company has with its Affiliates, (ii) gross negligence or willful misconduct with respect to the Company or any of its Affiliates, including, without limitation fraud, embezzlement, theft or proven dishonesty in the course of his employment; (iii) alcohol abuse or use of controlled substances (other than prescription drugs taken in accordance with a physician’s prescription); (iv) refusal or failure to perform any material obligation or fulfill any duty (other than any duty or obligation of the type described in clause (vi) below) to the Company or any of its Affiliates, which failure or refusal is not cured within 10 days after delivery of written notice thereof; (v) material breach of any agreement with or duty owed to the Company or any of its Affiliates; or (vi) any breach of any obligation or duty to the Company or any of its Affiliates (whether arising by statute, common law, contract or otherwise) relating to confidentiality, noncompetition, nonsolicitation or proprietary rights.

1.5.       “Change of Control” means, with respect to the Company: (i) any entity, person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended), other than (1) the Company, (2) any of its Affiliates, (3) any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates or (4) any shareholder of the Company as of the effective date of this agreement, shall have acquired beneficial ownership of, or shall have acquired voting control over, 50% or more of the outstanding capital stock entitled to vote in the election of directors of the Company (on a fully diluted basis), unless the transaction pursuant to which such person, entity or group acquired such beneficial ownership or control resulted from the original issuance by the Company of shares of its voting capital stock; (ii) a consolidation, share exchange, reorganization or merger of the Company resulting in the stockholders of the Company immediately prior to such event not owning at least a majority of the voting power of the resulting entity’s securities outstanding immediately following such event or, if the resulting entity is a direct or indirect subsidiary of the entity whose securities are issued in such transaction(s), the voting power of such issuing entity’s securities outstanding immediately following such event; or (iii) the sale or other disposition of all or substantially all the assets of the Company (other than a transfer of financial assets made in the ordinary course of business for the purpose of securitization or any similar purpose). For the avoidance of doubt, a transaction or a series of related transactions will not constitute a Change of Control if such transaction(s) result(s) in the Company, any successor to the Company, or any successor to the Company’s business, being controlled, directly or indirectly, by the same Person or Persons who controlled the Company, directly or indirectly, immediately before such transaction(s).

1.6.       “Code” means Internal Revenue Code of 1986, as amended.

1.7.       “Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.8.        “Disability” means a condition entitling the Employee to benefits under the Company’s long term disability plan, policy or arrangement; provided, however, that if no such plan, policy or arrangement is then maintained by the Company and applicable to the Employee, “Disability” will mean the Employee’s inability, by reason of any physical or mental impairment, to substantially perform Employee’s regular duties to the Company, as determined by the Board in its sole discretion (after affording the Employee the opportunity to present Employee’s case), which inability is reasonably contemplated to continue for at least one year from its commencement and at least 90 days from the date of such determination.

1.9.       “Good Reason” means, without the Employee’s prior written consent, any of the following:

1.9.1.          a material diminution in the Employee’s authorities, duties, titles or responsibilities;

1.9.2.          a relocation of the Employee’s principal worksite of more than 50 miles unless such relocation reduces the Employee’s commute to such worksite;

1.9.3.          a reduction of the Employee’s Base Salary of ten percent (10%) or more; or

1.9.4.          any material breach by the Company of this Agreement.

However, the foregoing events or conditions will constitute Good Reason only if (A) such event or condition occurs during the period beginning ninety (90) days immediately preceding a Change of Control and ending twelve (12) months thereafter and (B) the Employee provides the Company with written objection to the event or condition within 60 days following the occurrence thereof, the Company does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection and the Employee resigns Employee’s employment within 30 days following the expiration of that cure period.

1.10.      “Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, governmental entity, unincorporated entity or other entity.

1.11.      “Release” means a release substantially identical to the one attached hereto as Exhibit A.

SECTION 2 Certain Terminations Following a Change of Control.

2.1.        Severance Events Following a Change of Control. If the Employee’s employment with the Company ceases within the twelve (12) month period following the date of a Change of Control as a result of a termination by the Company without Cause or a resignation by the Employee for Good Reason, then the Employee will be entitled to the following:

2.1.1.        (i) any Base Salary earned through the effective date of termination that remains unpaid, with any such amounts paid on the first regularly scheduled payroll date following the effective date of termination; (ii) any bonus payable with respect to any fiscal year which ended prior to the effective date of the Employee’s termination of employment, which remains unpaid, with such amount paid in the first regularly scheduled payroll date following the effective date of termination or, if later, at the same time the bonus would have otherwise been payable to the Employee; and (iii) any expense reimbursement due to the Employee on or prior to the date of such termination which remains unpaid to the Employee, with any such reimbursement being made promptly following the effective date of termination (collectively, the “Accrued Obligations”);

2.1.2.        a lump sum cash payment equal to 100% of the Employee’s Base Salary as in effect on such date (without taking into effect any reduction described in Section 1.9.3 above); and

2.1.3.        if the Employee validly elects to receive continuation coverage under the Company’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), reimbursement of the applicable premium otherwise payable for COBRA continuation coverage for the twelve (12) month period immediately following the effective date of termination to the extent such premium exceeds the monthly amount charged to active similarly-situated employees of the Company for the same coverage].

2.2.        Severance Events Preceding a Change of Control. If the Employee’s employment with the Company ceases during the ninety (90) days immediately preceding the date of a Change of Control as a result of a termination by the Company without Cause or a resignation by the Employee for Good Reason, then the Employee will be entitled to the following:

2.2.1.          the Accrued Obligations;

2.2.2.          a lump sum cash payment to the Employee equal to 100% of the Employee’s Base Salary as in effect on such date (without taking into effect any reduction described in Section 1.9.3 above); and

2.2.3.          if the Employee validly elects to receive continuation coverage under the Company’s group health plan pursuant to COBRA, reimbursement of the applicable premium otherwise payable for COBRA continuation coverage for the twelve (12) month period immediately following the effective date of termination to the extent such premium exceeds the monthly amount charged to active similarly-situated employees of the Company for the same coverage.

Except as otherwise provided in this Section 2, all compensation and benefits will cease at the time of the Employee’s cessation of employment and the Company will have no further liability or obligation by reason of such cessation of employment. The payments and benefits described in this Section 2 are in lieu of (and not in addition to) any other severance plan, fund, agreement or other arrangement maintained by the Company. Notwithstanding any provision of this Agreement, the payments and benefits described in Section 2.1.2 and 2.1.3 or 2.2.2 and 2.2.3 (as applicable) are conditioned on the Employee’s execution and delivery to the Company and the expiration of all applicable statutory revocation periods, by the 60th day following the effective date of his cessation of employment, of the Release. Subject to Section 2.4, below, the benefits described in Section 2.1.2 and 2.1.3 or 2.2.2 and 2.2.3 (as applicable) will begin to be paid or provided as soon as administratively practicable after the Release becomes irrevocable, provided that if the 60 day period described above begins in one taxable year and ends in a second taxable year such payments or benefits shall not commence until the second taxable year.

2.3.       Other Terminations. If the Employee’s employment with the Company ceases for any reason other than as described in Section 2.1 or 2.2 above (including but not limited to (a) termination by the Company for Cause, (b) resignation by the Employee without Good Reason, (c) termination as a result of the Employee’s Disability, or (d) the Employee’s death), then the Company’s obligation to the Employee will be limited solely to the payment of accrued and unpaid Base Salary through the date of such cessation of employment. All compensation and benefits will cease at the time of such cessation of employment and, except as otherwise provided by COBRA, the Company will have no further liability or obligation by reason of such termination.

2.4.       Compliance with Section 409A. Notwithstanding anything to the contrary in this Agreement, no portion of the benefits or payments to be made under Section 2.1.2 and 2.1.3 or 2.2.2 and 2.2.3 (as applicable) hereof will be payable until the Employee has a “separation from service” from the Company within the meaning of Section 409A of the Code. In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to the Employee upon or following his “separation from service”, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following the Employee’s “separation from service” (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to the Employee in a lump sum immediately following that six month period. This paragraph should not be construed to prevent the application of Treas. Reg. § 1.409A-1(b)(9)(iii) (or any successor provision) to amounts payable hereunder. For purposes of the application of Section 409A of the Code, each payment in a series of payments will be deemed a separate payment.

SECTION 3         Parachute Payments.

3.1.        The payments and benefits provided under Section 2 shall be made without regard to whether such payments and benefits, either alone or in conjunction with any other payments or benefits made available to the Employee by the Company and its Affiliates, will result in the Employee being subject to an excise tax under Section 4999 of the Code (the “Excise Tax”) or whether the deductibility of such payments and benefits would be limited or precluded by Section 280G of the Code; provided, however, that if the Total After-Tax Payments (as defined below) would be increased by limitation or elimination of payments or benefits provided under Section 2, then the amounts and benefits payable under Section 2 will be reduced to the minimum extent necessary to maximize the Total After-Tax Payments. For purposes of this Section 3, “Total After-Tax Payments” means the total of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of the Employee (whether made under this Agreement or otherwise), after reduction for all applicable taxes (including, without limitation, the Excise Tax). If a reduction to the payments or benefits provided under Section 2 is required pursuant to this Section 3, such reduction shall occur to the payments and benefits in the order that results in the greatest economic present value of all payments and benefits actually made to the Employee.

3.2.        All determinations to be made under this Section 3 shall be made by the Company in good faith.

3.3.        As a result of the uncertainty in the application of Section 280G and Section 4999 of the Code at the time of the Change of Control, it is possible that payments and benefits which will not have been made or provided by the Company should have been made (“Underpayment”) or payments and benefits are made or provided by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder. In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall repaid to the Company by the Employee within 30 days of such determination, with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code. In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code, within 30 days of such determination.

3.4.        Employee shall take such action (other than waiving Employee’s right to any payments or benefits) as the Company reasonably requests under the circumstances to mitigate or challenge any tax contemplated by this Section 3.

SECTION 4        Miscellaneous.

4.1.       Section 409A.

4.1.1.          This Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. In no event may the Employee, directly or indirectly, designate the calendar year of payment.

4.1.2.          Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided to the Employee does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code, and its implementing regulations and guidance, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Employee in any other calendar year, (ii) the reimbursements for expenses for which the Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

4.2.       Term of Agreement. This Agreement shall continue in full force and effect for the duration of the Employee’s employment with the Company; provided, however, that after the termination of the Employee’s employment, this Agreement shall remain in effect until all of the obligations of the parties hereunder are satisfied or have expired.

4.3.       Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and Employee and their respective successors, executors, administrators, heirs and/or permitted assigns; provided, however, that neither Employee nor the Company may make any assignments of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party, except that, without such consent, the Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

4.4.       Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to the application of the principles of conflicts of laws.

4.5.        Waivers; Separability. The waiver by either party hereto of any right hereunder or any failure to perform or breach by the other party hereto shall not be deemed a waiver of any other right hereunder or any other failure or breach by the other party hereto, whether of the same or a similar nature or otherwise. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

4.6.        Notices. All notices and communications that are required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or upon mailing by registered or certified mail, postage prepaid, return receipt requested, as follows:

If to the Company, to:

Malvern Federal Savings Bank

42 E. Lancaster Ave,

Paoli, PA 19301

Attn: Corporate Secretary

If to Employee, to the address on file with the Company,

or to such other address as may be specified in a notice given by one party to the other party hereunder.

4.7.       Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding of the parties relating to the provision of severance benefits upon termination in connection with a Change of Control, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to that subject.

4.8.       Withholding. The Company will withhold from any payments due to Employee hereunder, all taxes, FICA or other amounts required to be withheld pursuant to any applicable law.

4.9.       Headings Descriptive. The headings of sections and paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

4.10.     Counterparts and Facsimiles. This Agreement may be executed, including execution by electronic or facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

MALVERN FEDERAL SAVINGS BANK

/s/ Anthony C. Weagely
By: Anthony C. Weagley
Title: President & CEO

Joseph Gangemi

/s/ Joseph Gangemi

Exhibit A

Release and Non-Disparagement Agreement

THIS RELEASE AND NON-DISPARAGEMENT AGREEMENT (this “Release”) is made as of the ___ day of _______, _____ by and between ____________________ (the “Employee”) and Malvern Federal Savings Bank (the “Company”).

WHEREAS, the Employee’s employment with the Company has terminated; and

WHEREAS, pursuant to Section 2 of the Change of Control Agreement by and between the Company and the Employee dated as of __________ ___, ____ (the “Change of Control Agreement”), the Company has agreed to pay the Employee certain amounts and to provide Employee with certain rights and benefits, subject to the execution of this Release.

NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1       Consideration. The Employee acknowledges that: (a) the payments, rights and benefits set forth in Section 2 of the Change of Control Agreement constitute full settlement of all of Employee’s rights under the Change of Control Agreement, (b) the Employee has no entitlement under any other severance or similar arrangement maintained by the Company, and (c) except as otherwise provided specifically in this Release, the Company does not and will not have any other liability or obligation to the Employee. The Employee further acknowledges that, in the absence of Employee’s execution of this Release, the payments and benefits specified in Section 2 of the Change of Control Agreement would not otherwise be due to the Employee.

SECTION 2       Release and Covenant Not to Sue. The Employee hereby fully and forever releases and discharges the Company and its parents, affiliates and subsidiaries, including all predecessors and successors, assigns, officers, directors, trustees, employees, agents and attorneys, past and present (the Company and each such person or entity is referred to as a “Released Person”), from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising through the date of this Release, out of Employee’s employment by the Company or the termination thereof, including, but not limited to, any claims for relief or causes of action under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., or any other federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law. The Employee expressly represents that he has not filed a lawsuit or initiated any other administrative proceeding against a Released Person, and that he has not assigned any claim against a Released Person. The Employee further promises not to initiate a lawsuit or to bring any other claim against a Release Person arising out of or in any way related to Employee’s employment by the Company or the termination of that employment. The forgoing will not be deemed to release the Company from (a) claims solely to enforce this Release, (b) claims solely to enforce Section 2 of the Change of Control Agreement or (c) claims for indemnification under the Company’s By-Laws, under any indemnification agreement between the Company and the Employee or under any similar agreement. This Release will not prevent the Employee from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by the Employee for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred.

SECTION 3       Non-Disparagement. The Employee will not disparage the Company or any of its directors, officers, agents or employees or otherwise take any action which could reasonably be expected to adversely affect the reputation of the Company or the personal or professional reputation of any of the Company’s directors, officers, agents or employees.

SECTION 4       Cooperation. The Employee further agrees that, subject to reimbursement of Employee’s reasonable expenses, he will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) which relates to matters with which the Employee was involved during Employee’s employment with Company. The Employee shall render such cooperation in a timely manner on reasonable notice from the Company.

SECTION 5       Rescission Right. The Employee expressly acknowledges and recites that he (a) has read and understands this Release in its entirety, (b) has entered into this Release knowingly and voluntarily, without any duress or coercion; (c) has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Release before signing it; (d) was provided TWENTY-ONE (21)/FORTY-FIVE (45)]1 calendar days after receipt of the Release to consider its terms before signing it; and (e) is provided seven (7) calendar days from the date of signing to terminate and revoke this Release (or such longer period required by applicable state law), in which case this Release shall be unenforceable, null and void. The Employee may revoke this Release during those seven (7) days (or such longer period required by applicable state law) by providing written notice of revocation to the Company at the address specified in Section 4.6 of the Change of Control Agreement.

SECTION 6        Challenge. If the Employee challenges the enforceability of this Release, no further payments, rights or benefits under Section 2 of the Change of Control Agreement will be due to the Employee.

SECTION 7        Miscellaneous.

7.1.        No Admission of Liability. This Release is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by the Company to the Employee. There have been no such violations, and the Company specifically denies any such violations.

7.2.       No Reinstatement. The Employee agrees that he will not apply for reinstatement with the Company or seek in any way to be reinstated, re-employed or hired by the Company in the future.

7.3.       Successors and Assigns. This Release shall inure to the benefit of and be binding upon the Company and the Employee and their respective successors, executors, administrators and heirs. The Company may assign this Release to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

1 As applicable based on the advice of counsel. If 45-day consideration period is applicable, this Release will be revised based on advice of counsel to comply with applicable law.

7.4.       Severability. Whenever possible, each provision of this Release will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Release is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Release will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

7.5.        Entire Agreement; Amendments. Except as otherwise provided herein, this Release contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof. This Release may not be changed or modified, except by an Agreement in writing signed by each of the parties hereto.

7.6.       Governing Law. This Release shall be governed by, and enforced in accordance with, the laws of the Commonwealth of Pennsylvania without regard to the application of the principles of conflicts of laws.

7.7.        Counterparts and Facsimiles. This Release may be executed, including execution by electronic or facsimile signature, in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Release to be executed by its duly authorized officer, and the Employee has executed this Release, in each case as of the date first above written.

MALVERN FEDERAL SAVINGS BANK

By:
Title: